EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ALLERGAN, INC.

ALLERGAN, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The Corporation was originally incorporated on April 14, 1977, under the name of ALLERGAN PHARMACEUTICALS, INC. Pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 26, 1986, the name of the Corporation was changed to, and now is, ALLERGAN, INC.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which amends and restates the Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware on May 1, 2013, was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware on May 1, 2013 is hereby amended and restated in its entirety to read as follows:

ARTICLE 1. Name

The name of the Corporation is Allergan, Inc.

ARTICLE 2. Registered Office

The address of the registered office of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE 3. Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as may be amended from time to time. The Corporation shall have perpetual existence.

ARTICLE 4. Authorized Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue is 505,000,000, to be divided into (a) 500,000,000 shares of Common Stock, par value $.01 per share and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share.

The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time for such consideration as it may from time to time fix, and to cause such Preferred Stock to be issued in series with such voting powers and such designations, preferences and relative, participating, optional or other special rights as designated by the Board of Directors in the resolution providing for the issue of such series. Shares of Preferred Stock of any one series shall be identical in all respects.

ARTICLE 5. Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE 6. Election of Directors

The number of directors that shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation. At each annual meeting of stockholders of the Corporation all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders. Each director shall hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 hereof.

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE 7. Removal of Directors

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office by the stockholders at any annual or special meeting of stockholders of the Corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, with or without cause, by the affirmative vote of at least a majority of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors of the Corporation.

ARTICLE 8. Board of Directors Vacancies

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. The term of any director elected in accordance with the preceding sentence shall expire at the next annual meeting of the stockholders following such director’s election. Each such director shall hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE 9. Stockholder Action by Written Consent

All actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders of the Corporation may be effected by the written consent of the holders of capital stock of the Corporation entitled to vote; provided that no such action may be effected except in accordance with the provisions of this Article 9 and applicable law.
(a) Request for Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article 9. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation and delivered to the Corporation at its principal executive office and signed by holders of record of at least twenty-five percent (25%) in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on the matter, request that a record date be fixed for such purpose. Such request must contain the information set forth in paragraph (b) of this Article 9. Following receipt of such request, the Board of Directors shall, by the later of (i) 20 days after the Corporation’s receipt of such request and (ii) 5 days after delivery of any information requested by the Corporation to determine the validity of any such request or whether the action to which such request relates may be effected by written consent of stockholders in lieu of a meeting, determine the validity of such request and whether such request relates to an action that may be taken by written consent of stockholders in lieu of a meeting pursuant to this Article 9 and applicable law and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If (x) the request required by this paragraph (a) has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article 9 and applicable law or (y) no such determination shall have been made by the date required by this paragraph (a), and in either event no record date has been fixed by the Board of Directors, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in paragraph (f) of this Article 9; provided that if prior action by the Board of Directors is required under the provisions of the Delaware General Corporation Law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b) Notice Requirements. The request required by paragraph (a) of this Article 9 must be delivered by holders of record of at least twenty five percent (25%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote on the matter as of the date of such delivery (with written evidence of such ownership included with the written notice making such request), must describe the action proposed to be taken by written consent of stockholders in lieu of a meeting and must contain such information and representations, to the extent applicable, required by Article 11 and Article 12 of the Certificate of Incorporation, as applicable, and Article II, Section 9 of the bylaws of the Corporation (or any successor provision(s) relating to advance notice of stockholder nominations or business proposals to be submitted at a meeting of stockholders) as though such stockholder or stockholders were intending to make a nomination or to bring a business proposal before a meeting of stockholders (other than a proposal permitted to be included in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including, without limitation, all such information regarding the stockholder or stockholder(s) making the request required by paragraph (a) of this Article 9, the beneficial owner or beneficial owners, if any, on whose behalf the request is made, and the text of the proposal(s) (including the text of any resolutions to be adopted by written consent of stockholders and, in the event the resolution proposes to amend the bylaws of the Corporation, the language of any proposed amendment to the bylaws of the Corporation). The Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by the Corporation to determine the validity of the request required by paragraph (a) of this Article 9 and to determine whether such request relates to an action that may be effected by written consent of stockholders in lieu of a meeting under this Article 9 and applicable law. In connection with an action or actions proposed to be taken by written consent in accordance with this Article 9 and applicable law, the stockholder(s) seeking such action or actions shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, in the same manner required by Article 11 and Article 12 of this Certificate of Incorporation, as applicable, and Article II, Section 9 of the bylaws of the Corporation (or any successor provision(s)).
(c) Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent if (i) the request to act by written consent made pursuant to paragraph (a) of this Article 9 (x) does not comply with this Article 9, (y) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, or (z) relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) any such request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders, (iii) an identical or substantially similar item (a “Similar Item”) to that included in any such request was presented at any meeting of stockholders held within one year prior to the Corporation’s receipt of such request, (iv) a Similar Item is already included in the Corporation’s notice as an item of business to be brought before a meeting of stockholders that has been called but not yet held, and the date of which is within 90 days of the Corporation’s receipt of such request, or (v) the Board of Directors calls an annual or special meeting of stockholders for the purpose of presenting a Similar Item, or solicits action by written consent of stockholders for a Similar Item pursuant to paragraph (i) of this Article 9.

(d) Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder or stockholders seeking to take action by written consent of stockholders in accordance with this Article 9 and applicable law from all holders of capital stock of the Corporation entitled to vote on the matter.
(e) Date of Consent. Every written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (f) as a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by paragraph (f) of this Article 9 and applicable law, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.
(f) Delivery of Consents. No Consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until 90 days after the delivery of the related request required by paragraph (a) of this Article 9. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary or such other officer of the Corporation as the Board of Directors may designate shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary or such other officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the removal of one or more members of the Board of Directors, the Secretary or such other officer of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consent and such Inspectors shall discharge the functions of the Secretary, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, under this Article 9. If after such investigation the Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this paragraph (f), the Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
(g) Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by the stockholders by written consent except in accordance with this Article 9 and applicable law. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article 9 or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article 9 or applicable law, then the Board of Directors shall not be required to fix a record date in respect of such proposed action, and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as applicable, certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (f) of this Article 9 represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the Delaware General Corporation Law and this Certificate of Incorporation.
(h) Challenge to Validity of Consent. Nothing contained in this Article 9 shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
(i) Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article 9 shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

ARTICLE 10. Special Meetings of the Stockholders

Special meetings of the stockholders of the Corporation (i) may be called by the Chairman of the Board of Directors, the Chief Executive Officer, or the Board of Directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting, and (ii) shall be called by the Secretary upon the written request of the holders of record of at least twenty-five percent (25%) of the outstanding shares of common stock of the Corporation at the time such request is validly submitted by the holders of such requisite percentage of such outstanding shares, subject to and in compliance with this Article 10 and the bylaws of the Corporation. Except in accordance with, and subject to, this Article 10 and the bylaws of the Corporation, stockholders shall not be permitted to propose business or nominations to be brought before a special meeting of the stockholders.
ARTICLE 11. Annual Meetings of Stockholders

At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (a) by, or at the direction of, a majority of the directors, or (b) by any stockholder of the Corporation who complies with the notice procedures set forth in this Article 11. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this Article 11. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article 11, he shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

ARTICLE 12. Stockholder Nomination of Directors

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article 12. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of the stockholder and (ii) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as director of the Corporation.

The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article 12. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article 12, he shall so declare at the annual meeting and any such defective nomination shall be disregarded.

ARTICLE 13. Limitation of Director Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE 14. Indemnification

(a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subparagraph (b) hereof, the Corporation shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article 14 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “expense advancement”); provided, however, that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified under this Article 14 or otherwise; and provided, further, that no expense advancement shall be paid by the Corporation if independent legal counsel shall advise the Board of Directors in a written opinion that, based upon the facts known to such counsel at the time, (a) the indemnitee acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such conduct by the indemnitee, it is more likely than not that it will ultimately be determined that such indemnitee has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify such indemnitee. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) If a claim under subparagraph (a) of this Article 14 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an expense advancement, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. It shall be a defense to any such action that the indemnitee has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct; provided, however, that a determination by the board of directors denying an expense advancement based upon the written opinion of independent legal counsel as provided for in subparagraph (a) above shall be a complete defense to any action seeking an expense advancement, but such determination shall not be a defense or create a presumption that the indemnitee is not entitled to be indemnified hereunder upon the final disposition of the proceeding.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 14 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE 15. Business Combinations

(a) For purposes of this Article 15, the following terms shall have the meanings indicated, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 203(c) of the Delaware General Corporation Law, as in effect on the date of filing of this Certificate of Incorporation:

(i) “Business Combination” shall have the meaning ascribed to it in Section 203(c)(3) of the Delaware General Corporation Law; provided, however, that the term “interested stockholder,” as used therein, shall have the meaning ascribed to it in subparagraph (a)(iv) below.

(ii) “Disinterested Shares” shall mean the shares of Voting Stock of the Corporation held by Persons other than an Interested Stockholder, and each reference herein to a percentage or portion of the Disinterested Shares shall refer to such percentage or portion of the votes entitled to be cast by the holders of such Disinterested Shares.

(iii) “Independent Directors” shall mean the members of the Board of Directors who were directors of the Corporation prior to any Person becoming an Interested Stockholder or were recommended for election or elected to succeed such directors by a majority of such directors.

(iv) “Interested Stockholder” shall mean any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of 5% or more of the outstanding Voting Stock or (2) is an Affiliate or Associate of the Corporation and was the owner of 5% or more of the outstanding Voting Stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder; and the Affiliates and Associates of such Person. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock deemed to be outstanding shall include stock deemed to be owned by the Person through application of Section 203(c)(8) of the Delaware General Corporation Law, but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v) “Voting Stock” shall mean stock of the Corporation of any class or series entitled to vote generally in the election of directors of the Corporation, and each reference herein to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by the holders of such shares.

(b) In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the approval or authorization of any Business Combination with an Interested Stockholder that has not been approved by a majority of the Independent Directors prior to the date that such stockholder became an Interested Stockholder, shall require the affirmative vote of the holders of not less than a majority of the Disinterested Shares then outstanding.

(c) A majority of the Independent Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 15, including without limitation, (i) whether a Person is an Interested Stockholder; (ii) the number of shares of Voting Stock Owned by any Person, (iii) whether a Person is an Affiliate or Associate of another Person, (iv) whether a proposed transaction is a Business Combination and (v) whether a Business Combination shall have been approved by a majority of the Independent Directors prior to the date that a stockholder became an Interested Stockholder; and any such determination made in good faith by a majority of the Independent Directors shall be conclusive and binding for all purposes of this Article 15.

ARTICLE 16. Board Considerations

The Board of Directors, each committee of the Board and each individual director, in discharging their respective duties under applicable law and this Certificate of Incorporation and in determining what they each believe to be in the best interests of the Corporation and its stockholders, may consider the effects, both short-term and long-term, of any action or proposed action taken or to be taken by the Corporation, the Board of Directors or any committee of the Board on the interests of (i) the employees, distributors, customers, suppliers and/or creditors of the Corporation and its subsidiaries and (ii) the communities in which the Corporation and its subsidiaries own or lease property or conduct business, all to the extent that the Board, any committee of the Board or any individual director deems pertinent under the circumstances; provided, however, that the provisions of this Article 16 shall not limit in any way the right of the Board to consider any other lawful factors in making its determinations, including, without limitation, the effects, both short-term and long-term, of any action or proposed action on the Corporation or its stockholders directly; and provided further that this Article 16 shall be deemed solely to grant discretionary authority to the Board, each committee of the Board and each individual director and shall not be deemed to provide to any specific constituency any right to be considered.

ARTICLE 17. Amendment of Certificate of Incorporation

The Corporation reserves this right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors of the Corporation shall be required to amend or repeal, or adopt any provisions inconsistent with, the provisions of this Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer on this 9th day of May, 2014.
Allergan, Inc.

By: /s/ Matthew J. Maletta
Name: Matthew J. Maletta
Title: Vice President,
Associate General Counsel and Secretary

CERTIFICATE OF DESIGNATIONS
of
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
ALLERGAN, INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)

Allergan, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (hereinafter called the “Board of Directors” or the “Board”) as required by Section 151 of the General Corporation Law at a meeting duly called and held on April 22, 2014.
RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board hereby creates a series of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof as follows:
Section 1.    Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 400,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.
Section 2.    Dividends and Distributions.
(A)    Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Corporation ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation, and of any other stock ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)     The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable (with any such payment being within the discretion of the Board) on such subsequent Quarterly Dividend Payment Date.
(C)     Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.
Section 3.    Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
(A)    Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)    Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.
(C)     Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
(D)     If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at such meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series A Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock as is specified in paragraph (A) of this Section 3. Each such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(D). Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(D) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(D) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.
Section 4.     Certain Restrictions.
(A)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
(ii)    declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
(iv)    redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
Section 5.    Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Certificate of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.
Section 6.    Liquidation, Dissolution or Winding Up.
(A)    Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.
(B)    In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.
(C)    Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.
Section 7.    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8.    No Redemption. The Series A Preferred Stock shall not be redeemable by the Corporation.
Section 9.    Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Corporation’s Preferred Stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series A Preferred Stock.
Section 10.    Amendment. At any time any shares of Series A Preferred Stock are outstanding, the Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a single class.
Section 11.    Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

IN WITNESS WHEREOF, ALLERGAN, INC. has caused this certificate to be executed on behalf of the Corporation by the undersigned authorized officer this 22nd day of April, 2014.

/s/ Matthew J. Maletta
Name: Matthew J. Maletta
Title: Vice President,
Associate General Counsel and Secretary